EXHIBIT 10.18

THIRD MODIFICATION OF LEASE AGREEMENT

AGREEMENT made this                      day of May, 2006 by and between Huntington Quadrangle 2 LLC, a New York limited liability company with offices at 100 Jericho Quadrangle, Jericho, New York 11753, as successor-in interest to We’re Associates Company (“Landlord”), and InterDigital Communications Corporation with offices located at 781 Third Avenue, King of Prussia, Pennsylvania 19406 (“Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord and Tenant entered into an Agreement of Lease dated as of November 25, 1996, covering upper floor space (the “Remainder Premises”) in the building known as Two Huntington Quadrangle, Melville, New York, 11747 (the “Building”), as supplemented by a certain Option to Terminate a Portion of the Lease, dated as of September 10, 1998, as amended by a certain Lease Modification Agreement dated December 28, 2000, and as further amended by a certain Modification of Lease Agreement dated March 10, 2003, the lease (as so supplemented and amended) is hereinafter referred to as the “Lease”; and

WHEREAS, the Lease provides that the Expiration Date of the term of the Lease is February 28, 2007 (capitalized terms used herein without definition shall have the respective meanings assigned thereto in the Lease); and

WHEREAS, Landlord and Tenant desire to amend the Lease to extend the term thereof with respect to the Remainder Premises and in certain other respects,

NOW, THEREFORE, effective as of June 1, 2006 (the “Effective Date”) unless otherwise stated the parties hereto hereby agree as follows:

1. Article 2 of the Lease is hereby amended by changing the Expiration Date from “February 28, 2007” to “November 30, 2012”.

2. Tenant is presently in possession of and fully familiar with the condition of the Remainder Premises and agrees to take same “as is” (subject to any latent or other non-readily apparent visual conditions therein which under the terms of the Lease may be the responsibility of Landlord, provided that the foregoing does not modify Landlord’s repair and maintenance obligations set forth in Article 7 of the Lease, and further provided that the foregoing does not modify Tenant’s repair and maintenance obligations set forth in Article 12 of the Lease), except that Landlord shall contribute three hundred and sixty-four thousand eight hundred twelve dollars and fifty cents ($364,812.50), being six dollars and fifty cents ($6.50) per rentable square foot towards the improvement of the Remainder Premises (“Landlord’s Contribution”). Upon the making of any expenditure by Tenant during the period commencing on the date hereof and continuing through December 31, 2006, or such shorter period upon notice to Landlord, towards the improvement of the Remainder Premises, including, without limitation, those set forth in the plans attached hereto as Exhibit 9 (the “Third Modification Improvements”), Tenant shall present to Landlord documentation of said expenditure and within thirty (30) days of receipt thereof, Landlord shall reimburse Tenant therefor up to the amount of Landlord’s Contribution. To the extent that the cost of the Tenant’s improvements to the Remainder Premises shall be less than the Landlord’s Contribution, Landlord shall credit to Tenant the amount by which such cost shall be less than the Landlord’s Contribution against the base annual rent until Landlord’s Contribution is exhausted. Notwithstanding anything herein or in the Lease to the contrary, any such improvements made, in whole or in part, with Landlord’s Contribution to paint and/or recarpet the Remainder Premises as part of the Third Modification Improvements shall be made in accordance with Landlord’s regulations governing the Building and contractors, but shall not be subject to Landlord’s prior approval, and such cost shall not be subject to Landlord’s supervisory fee. Except for those improvements made, in whole or in part, with Landlord’s Contribution to paint and/or recarpet the Remainder Premises as part of the Third Modification Improvements, all other improvements shall be made in compliance with Article 15 of the Lease, including, but not limited to, (i) the submission to Landlord by Tenant of all plans for any modification or addition to the Building’s or the Remainder Premises’ mechanical, electrical, or plumbing systems, or any other alterations or improvements which would require a building permit, and (ii) the payment of Landlord’s supervisory fee. Notwithstanding anything herein to the contrary, the plans consisting of (i) Plans from Seiler & Drury, dated June 28, 2005, last revised March 6, 2006, Project No. 0510; (ii) Plans from PTS Data Center Solutions, Inc., dated February 1, 2006, Nos. DC-0 through DC-2, DCM-1, DCE-1 through DCE-4, DCPF-1 and DCPF-2 and Nos. DC-0 and DCE-4, dated March 27, 2006; (iii) mechanical and electrical plans from Lizardos Engineering Associates, P.C. dated May 8, 2006, Project No. 4069, M-1 through M-3 and E-1 through E-5; and (iv) the letter dated May 1, 2006 from S•D•G Engineering, P.C. addressed to Dolores McFadden and signed by Stuart D. Gold, P.E., are hereby incorporated by reference and are hereby approved by Landlord in accordance with the Lease, and the following contractors are hereby approved by Landlord in accordance with the Lease for the Third Modification Improvements only: R.C. Legnini Company, Inc., PTS Data Center Solutions, Inc., and Quadrant Developmental Consultants.

3. Article 3 of the Lease is amended as follows:

(a) the annual rent currently stated as $1,161,217.25 is amended to be $1,290,875.00; and

(b) the following paragraph is added to the end thereof:

“Anything contained herein to the contrary notwithstanding, for the period commencing on June 1, 2006 and terminating November 30, 2006, Tenant shall be entitled to occupy the Remainder Premises without any obligations to pay rent or additional rent, except for electrical service, which Tenant shall pay for in accordance with Schedule C of the Lease. Except as provided hereby, such occupancy shall be subject to all of the other terms, covenants, and conditions, set forth in the Lease.”

4. The sixth line of Article 11. A of the Lease is amended by deleting the years “1996/1997” and substituting therefor “commencing December 1, 2005 through November 30, 2006”.

5. Article 11. B is hereby deleted and replaced as follows:

“B. The fixed annual rent set forth in Article 3 hereof shall be increased on each anniversary of the Effective Date of the Third Modification of Lease Agreement throughout the Demised Term (including any renewal period) by an amount equal to three and one-quarter percent (3.25%) of the fixed annual rent payable during the Lease Year immediately preceding such anniversary (excluding escalations pursuant to Article 11.A or Schedule C) (e.g., during the Lease Year beginning June 1, 2007, the fixed annual rent shall be $1,332,828.44 ($1,290,875.00 and 3.25% of $1,290,875.00).

6. Article 15. A is hereby amended by deleting the amount “$10,000.00” appearing in the ninth line thereof and substituting the amount “$50,000.00” therefor.

7. Article 48 of the Lease is hereby deleted in its entirety. Landlord shall cooperate with Tenant and take all necessary action to enable Tenant to cancel and/or otherwise terminate the existing Letter of Credit issued by PNC Bank, National Association in favor of Landlord. Landlord shall not be required to incur any expense or to pay any consideration in connection with such cancellation and/or termination.

8. Article 50 of the Lease is hereby deleted in its entirety.

9. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to cancel and terminate this Lease effective as of November 30, 2011. If Tenant wishes to exercise this right to cancel Tenant shall send notice to Landlord, in writing, postmarked no later than February 28, 2011, and accompanied by a bank or certified check payable to Landlord, in the amount of $325,000.00 (the “Termination Fee”). In the event that Tenant shall exercise the option herein contained, Tenant shall vacate, quit, and surrender the Remainder Premises on or before November 30, 2011, time being of the essence thereto. In the event that Tenant does not send notice and the Termination Fee as described above, this right to cancel will be automatically deemed to have been irrevocably waived by Tenant.

10. Landlord and Tenant each represent and warrant to the other that Newmark of Long Island LLC is the sole broker that has been utilized in the transaction covered hereby. Landlord and Tenant agree to indemnify, defend and save each other harmless of, from, and against, any and all claims (and all expenses and fees, including attorneys fees, related thereto) for commissions or compensation made by any other broker or entity arising out of or relating to the breach of the foregoing representation. As, if and when this Third Modification of Lease Agreement shall be fully executed and unconditionally delivered by both Landlord and Tenant, Landlord agrees to pay any commission that may be due Newmark of Long Island LLC in connection with this Third Modification of Lease Agreement in accordance with a separate agreement between Landlord and Newmark of Long Island LLC.

11. As an inducement for Tenant entering into this Third Modification of Lease Agreement with Landlord, Landlord, at its expense, shall renovate the restrooms on the floors occupied by, and accessible to, Tenant in the Building, in a manner similar to the model bathrooms on the west side of the first floor of the south wing of the Building. Such renovations shall be completed within nine (9) months of the Effective Date of this Third Modification of Lease Agreement. Notwithstanding the foregoing, Landlord shall use commercially reasonable diligence to complete such work as soon as possible.

12. Except as amended hereby, the Lease, including Article 11 and Schedule C thereof, remains and shall remain in full force and effect in accordance with the terms and conditions thereof.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

LANDLORD:		TENANT:
HUNTINGTON QUADRANGLE 2, LLC		InterDigital Communications Corporation

By:		By:
Name:		Name:
Title:	Managing Member	Title: